Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-203222 and No. 333-191436) of Science Applications International Corporation of our report dated December 12, 2014 relating to the financial statements of Scitor Holdings, Inc. and Subsidiary, which appears in this Current Report on 8-K/A of Science Applications International Corporation.

McLean, VA

July 17, 2015